Exhibit 10.28

FOURTH amendment to Lease

THIS FOURTH AMENDMENT TO LEASE (this “Amendment”) is made and entered into as of the ___8th__day of ____March____________, 2022 (the “Effective Date”), by and between GRE RIVERWORKS, LLC, a Delaware limited liability company (“Landlord”), and EYEPOINT PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”).

RECITALS

A.Landlord’s predecessors-in-interest and Tenant entered into that certain Lease dated November 1, 2013 (the “Original Lease”), as amended by that certain First Amendment to Lease dated February 6, 2014 (the “First Amendment”), that certain Second Amendment to Lease dated May 14, 2018 (the “Second Amendment”), that certain Confirmation of Suite A-210 Effective Date dated November 29, 2018 (the “Confirmation”) and that certain Third Amendment to Lease dated April 5, 2021 (the “Third Amendment”; collectively with the Original Lease, the First Amendment, the Second Amendment and the Confirmation, the “Lease”), pursuant to which Tenant currently leases certain premises known as Suite A210 on the second floor containing approximately 7,999 rentable square feet (“Suite A210” and now includes and incorporates the suite formerly known as Suite B210 on the second floor containing approximately 1,409 rentable square feet) and Suite B300 on the third floor containing approximately 13,650 rentable square feet (“Suite B300”), all as shown on Amended Exhibit A which shall replace Exhibit A attached to the Lease in its entirety (together, the “Existing Premises”) in the building commonly known as the Riverworks Innovation Center located at 480 Pleasant Street, Watertown, Massachusetts (the “Building”).

B.The Term is currently scheduled to expire on May 31, 2025 (“Prior Expiration Date”).

C.Landlord and Tenant desire to further expand the Existing Premises, extend the Term, and otherwise modify the Lease as set forth below.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.Recitals.  The recitals set forth above are hereby incorporated into and made a material part of this Amendment.  Capitalized terms used but not otherwise defined herein shall have the same meanings ascribed to them in the Lease.

2.Second Expansion.   Effective as of the Second Expansion Premises Commencement Date (as hereinafter defined), the Existing Premises are hereby expanded to include Suite C400 on the fourth floor containing approximately 11,999 rentable square feet on the fourth floor of the Building as shown on Exhibit A-2 attached hereto and made a part hereof (“Second Expansion Premises”), which Exhibit A-2 shall be deemed part of and attached to the Original Lease.  The “Second Expansion Premises Commencement Date” or “SEPCD” shall mean the earliest to occur of (a) the date Tenant occupies the Second Expansion Premises or any portion thereof for the conduct of Tenant's business; or (b) the date Landlord Substantially Completes the Expansion Work (as these terms are defined in Exhibit B-1 attached hereto) in the Second Expansion Premises and tenders possession of the Second Expansion Premises to Tenant or (c) the date Landlord would have Substantially Completed the Expansion Work in the Second Expansion Premises and tendered possession to Tenant but for a Tenant Delay Day (as defined in Exhibit B-1).  As of the Second Expansion Premises Commencement Date, the “Premises” shall include both the Existing Premises and the Second Expansion Premises.  After the Second Expansion Premises Commencement Date occurs, Landlord shall deliver to Tenant an instrument confirming the Second Expansion Premises Commencement Date.  The rentable square feet stated herein shall be conclusive on both parties.

3.Extension of Term.

(a)The Term is hereby extended for Suite B300 of the Existing Premises only (the “Second Extended Term”) such that the Expiration Date (herein called the “Extended Expiration Date”) for Suite B300 and the Second Expansion Premises shall be May 31, 2028 unless sooner terminated or renewed in accordance with the terms of the Lease, as amended hereby.  All of the terms and conditions of the Lease shall be applicable to Suite B300 and the Second Expansion Premises during the Second Extended Term, except as is otherwise provided in this Amendment. The Term of the Lease for Suite A210 shall expire on the Prior Expiration Date and Tenant shall surrender and vacate same on the Prior Expiration Date in accordance with the terms of the Lease and any failure to do so shall be deemed a holdover with respect thereto.

(b)The Term for the Second Expansion Premises (the “Second Expansion Premises Term”) shall commence on the SEPCD and shall end on the Extended Expiration Date.

4.Base Rent for Suite B300 During the Second Extended Term.  Prior to June 1, 2025, Tenant shall continue to pay Base Rent for the Existing Premises in accordance with Sections 4 and 5 of the Third Amendment.  Commencing on June 1, 2025, Tenant shall pay Base Rent for Suite B300 in the same manner as is required under the Lease, as amended hereby, pursuant to the schedule set forth below:

Period	Annual Base Rent Per Rentable Square Foot	Monthly Installments of Base Rent for Suite B300
June 1, 2025 – May 31, 2026	$75.00	$86,868.75
June 1, 2026 – May 31, 2027	$77.25	$89,474.81
June 1, 2027 – May 31, 2028	$79.57	$92,161.95

5.Base Rent for the Second Expansion Premises.  In addition to Base Rent for the Current Premises, commencing on the SEPCD (subject to the Second Expansion Premises Abatement Period below), Tenant shall pay Base Rent for the Second Expansion Premises in the same manner as is required under the Lease, as amended hereby, in the amount of $40.00 per rentable square foot of the Second Expansion Premises (or $39,996.67 per month) and on each anniversary of the SEPCD (except as expressly hereinafter provided) during the Second Expansion Premises Term, Base Rent for the Second Expansion Premises shall increase by three percent (3%) (i.e., to $41.20 per rentable square foot or $41,196.57 per month on the first anniversary of the SEPCD, to $42.44 per rentable square foot or $42,436.46 per month on the second anniversary of the SEPCD and to $43.71 per rentable square foot or $43,706.36 per month on the third anniversary of the SEPCD and so on through May 31, 2028).  If, however, the SEPCD does not occur on the first day of a calendar month, (a) Tenant shall pay prorated Rent for the Second Expansion Premises on a per diem basis for such partial month on the SEPCD, and (b) solely for purposes of determining the rate applicable for such partial month and for the balance of the Second Expansion Premises Term, the period from the SEPCD through and including the day immediately preceding the first day of the next full calendar month (such first day being hereinafter referred to as the “SEP Base Rent Anniversary Date”) shall be deemed included within the first full calendar month of the Second Expansion Premises Term and the annual Base Rent increase contemplated hereinabove shall occur on each anniversary of the Base Rent Anniversary Date not on the SEPCD.  By way of example only, if the SEPCD is July 2, 2022, the SEP Base Rent

Anniversary Date shall be August 1, 2022 and therefore the Base Rent shall increase annually as set forth hereinabove on each August 1st falling within the Second Expansion Premises Term.

6.Second Expansion Premises Abatement Period.   Notwithstanding the foregoing, provided Tenant is not in an Event of Default under the Lease, as amended hereby, Tenant’s obligation to pay Base Rent for the Second Expansion Premises only shall be abated for the first two (2) calendar months after the SEPCD (the “Second Expansion Premises Abatement Period”).  To illustrate, if the SEPCD occurs on July 2, 2022, then the Second Expansion Premises Abatement Period will commence on the SEPCD and end on September 1, 2022.  If the Second Expansion Premises Abatement Period does not end on the last day of a calendar month, then on the day following the Second Expansion Premises Abatement Period, Tenant shall make a prorated payment of Base Rent for the remainder of such month.  If Tenant commits an Event of Default and fails to cure same before Landlord files suit to terminate the Lease, as amended hereby, or regain possession of the Second Expansion Premises, then all sums so abated shall be immediately due and payable to Landlord. Notwithstanding such abatement of Base Rent, all other sums due under the Lease, as amended hereby, shall be payable as provided in the Lease, as amended hereby.

7.Additional Rent.  In addition to the Base Rent for the entire Premises, Tenant shall continue to pay as additional rent in the manner and at the times required under Article III of the Original Lease, as amended by Section 5 of the Second Amendment and Section 6 of the Third Amendment, for the balance of the Term, except that:

(a)effective as of June 1, 2025, the Lease is amended to reflect that the “RSF of the Building” with respect to the entire Premises is 202,000 rentable square feet based on a remeasurement of the Building.

(b)effective as of June 1, 2025, the Lease is amended to reflect that Suite B300 contains approximately 13,899 rentable square feet based upon a remeasurement thereof.

(c)effective as of the SEPCD, (i) Tenant’s Percentage with respect to the Second Expansion Premises shall be 5.94%, being the 11,999 rentable square feet in the Second Expansion Premises divided by the current rentable square footage of the Building (i.e., 202,000 rentable square feet), and (ii) Tenant shall pay Tenant’s Share of Operating Expenses and Taxes for the Second Expansion Premises without regard to any base year (i.e., for each calendar year, Tenant's Share of Operating Expenses shall include the total Operating Expenses for the Property multiplied by the Tenant's Percentage and for each fiscal year, Tenant's Share of Taxes shall mean the total Taxes for the Property for that fiscal year multiplied by the Tenant's Percentage), including, without limitation, the Operating Expense Base and Real Estate Tax Base and any all references thereto in the Lease thereto shall have no applicability with respect to the Second Expansion Premises.

(d)effective as of June 1, 2025, Tenant’s Percentage with respect to Suite B300 shall be 6.89% (13,899/202,000) based upon the remeasurement.

(e)effective as of June 1, 2025, the terms “Operating Expense Base” and “Real Estate Tax Base” and any and all references thereto in the Lease are hereby deleted in their entirety and deemed null, void and of no further force or effect with respect to Suite B300 and Tenant shall pay Tenant’s Share of Operating Expenses and Taxes for Suite B300 without regard to any base year, including, without limitation, the Operating Expense Base and Real Estate Tax Base.

(f)effective as of June 1, 2025, Section 3.2(a) of the Original Lease is hereby deleted in its entirety and the following provision is substituted in lieu thereof:

“(a)

Tenant shall pay, as additional rent, Tenant's Share of Operating Expenses and Taxes for the Property. For each calendar year, Tenant's Share of Operating Expenses shall consist of the sum of (x) the total Operating Expenses for the Property for that calendar year multiplied by the Tenant's Percentage and (y) a commercially reasonable charge for the provision of services to operate the Building during periods other than 8:00 am. to 5:00 pm. on weekdays and 9:00 a.m. to 1:00 p.m. on Saturdays and to operate the Building on holidays (which are all days on which commercial banks in Boston, Massachusetts are authorized or required by law to close) (such periods being referred to herein as "Non-Business Hours") that are fairly allocable to the Premises, if such services are requested by Tenant or are necessary, in Landlord's reasonable judgment, for Tenant's operations during Non-Business Hours. For each fiscal year, Tenant's Share of Taxes shall consist of the total Taxes for the Property for that fiscal year multiplied by the Tenant's Percentage. For any partial calendar year or fiscal year at the beginning or end of the Term, Tenant's Share of Operating Expenses and Taxes shall be adjusted proportionately for the part of the calendar year or fiscal year falling within the Term. Tenant's Percentage may be reduced if the Property is changed or reconfigured, but shall in all cases not exceed the percentage that the Rentable Square Feet in the Premises bears to the total rentable square footage in the Property, calculated on a consistent basis. In addition, Tenant shall pay, as additional rent, one hundred percent (100%) of any increase in Taxes not otherwise billed to Tenant which may result from any alteration, addition or improvement to the Premises that is made by or on behalf of Tenant other than the Leasehold Improvements, but only as and to the extent it is reasonably determinable from the records of the assessing authority that such increase in Taxes is based solely upon such alteration, addition or improvement.”

8.Tenant’s Electricity.  Tenant shall continue to pay the cost of all submetered electricity for the Existing Premises directly to Landlord, as additional rent, as shown on the submeter as and when bills are rendered by Landlord as provided in Section 3.3 of the Original Lease.  To the extent not already existing, as part of the Expansion Work in the Second Expansion Premises, Landlord shall ensure that all electricity used in the Second Expansion Premises is separately submetered or otherwise included in Tenant’s existing submeter for the Existing Premises. Tenant’s obligation to commence paying electricity for the Second Expansion Premises shall commence on the SEPCD.

9.Security Deposit.  Landlord currently holds a Security Deposit in the form of a Letter of Credit in the amount of $150,000.00.

10.Parking.

(a)From and after the Effective Date through May 31, 2025, the first paragraph of Exhibit E attached to the Second Amendment, as amended by Section 10 of the Third Amendment, is hereby deleted in its entirety and replaced with the following:

“Tenant shall be provided a total of sixty-eight (68) parking access cards for unreserved parking spaces (i.e., 2 parking spaces per 1,000 square feet of Rentable Area) of which twenty-seven (27) such parking spaces (i.e., .8 parking spaces per 1,000 square feet of Rentable Area) shall be allocated to the lower lot located on the south side of Pleasant Street (the “Lower Lot”) and forty-one (41) of such parking spaces (i.e., 1.2 parking spaces per 1,000 square feet of Rentable Area) shall be allocated to the upper lot located on the north side of Pleasant Street (the “Upper Lot” and with the Lower Lot, the “Parking Area”) subject to such terms, conditions and regulations as are from time to time applicable to patrons of the Parking Area.”

(b)From and after June 1, 2025, the first paragraph of Exhibit E attached to the Second Amendment, as amended by Section 10 of the Third Amendment and as amended by Section 10(a) of this Fourth Amendment, is hereby deleted in its entirety and replaced with the following:

“Tenant shall be provided a total of fifty-one (51) parking access cards for unreserved parking spaces (i.e., 2 parking spaces per 1,000 square feet of Rentable Area) of which twenty (20) such parking spaces (i.e., .8 parking spaces per 1,000 square feet of Rentable Area) shall be allocated to the lower lot located on the south side of Pleasant Street (the “Lower Lot”) and thirty-one (31) of such parking spaces (i.e., 1.2 parking spaces per 1,000 square feet of Rentable Area) shall be allocated to the upper lot located on the north side of Pleasant Street (the “Upper Lot” and with the Lower Lot, the “Parking Area”) subject to such terms, conditions and regulations as are from time to time applicable to patrons of the Parking Area.”

11.Condition of Premises.  Tenant hereby re-accepts the Existing Premises in its current “AS-IS” “WHERE IS” condition.  Landlord shall deliver the Second Expansion Premises to Tenant on the SEPCD in its current “AS-IS” “WHERE-IS” condition, subject to the Expansion Work being Substantially Completed. Landlord will also promptly repair the HVAC problems in the Suite A210 at Landlord’s sole cost and expense.

12.Suite B300 Allowance.

(a)From and after the Effective Date, Landlord shall provide to Tenant a construction allowance not to exceed $40.00 per rentable square foot in Suite B300 or $555,960.00 (the “Suite B300 Allowance”). The Suite B300 Allowance shall only be applied toward the total hard and soft construction costs of Alterations to be performed by Tenant in the Suite B300 in accordance with Section 4.2 of the Original Lease and all other applicable sections of the Lease.  Tenant shall pay to Landlord a construction supervision fee equal to three percent (3%) of the total construction costs of the Alterations, which shall be deducted from the Suite B300 Allowance. No advance of the Suite B300 Allowance shall be made by Landlord until Tenant has first paid to the contractor from its own funds (and provided reasonable evidence thereof to Landlord) the anticipated amount by which the projected total construction costs exceed the amount of the Suite B300 Allowance.  Thereafter, Landlord shall pay to Tenant the Suite B300 Allowance in multiple disbursements (but not more than once in any calendar month) following the receipt by Landlord of the following items:  (a) a request for payment, (b) final or partial lien waivers, as the case may be, from all persons performing work or supplying or fabricating materials for the Alterations, fully executed, acknowledged and in recordable form, (c) the Architect’s certification that the Alterations for which reimbursement has been requested has been finally completed, including (with respect to the last application for payment only) any punch-list items, on the appropriate AIA form or another form approved by Landlord, and, with respect to the disbursement of the last 10% of the Suite B300 Allowance, (w) “as built” drawings in both paper and AutoCad format; (x) the permanent certificate of occupancy issued for Suite B300, (y) Tenant’s continued occupancy of Suite B300, and (z) an estoppel certificate confirming such factual matters as Landlord or Landlord’s mortgagee may reasonably request (collectively, a “Completed Application for Payment”).  Landlord shall pay the amount requested in the applicable Completed Application for Payment to Tenant within thirty (30) days following Tenant’s submission of the Completed Application for Payment.  If, however, the Completed Application for Payment is incomplete or incorrect, Landlord’s payment of such request shall be deferred until thirty (30) days following Landlord’s receipt of the Completed Application for Payment.  Notwithstanding anything to the contrary contained in this Section, Landlord shall not be obligated to make any disbursement of the Suite B300 Allowance during the pendency of any of the following: (1) Landlord has received written notice of any unpaid claims relating to any portion of the Alterations or materials in connection therewith, other than claims which will be paid in full from such disbursement, (2) there is an unbonded lien outstanding against the Building or Suite B300 or Tenant’s interest therein by reason of work done, or claimed to have been done, or materials supplied or specifically fabricated, claimed to have been supplied or specifically fabricated, to or for Tenant or Suite B300, (3) the conditions to the advance of the Suite B300 Allowance are not satisfied, or (4) Tenant is in an Event of Default under the Lease.  No portion of the Suite B300 Allowance may be used as a credit against Rent.

(b)Any portion of the Suite B300 Allowance that remains unexpended by Landlord for Alterations performed in accordance with Section 4.2 of the Original Lease and all other applicable sections of the Lease within eighteen (18) months following the Effective Date shall be deemed forfeited with no further obligation by Landlord with respect thereto and shall be the sole and exclusive property of Landlord.

13.Option to Extend.  Section 10.23 of the Original Lease is hereby reinstated in its entirety and shall be deemed in full force and effect and exercisable by Tenant upon Landlord’s receipt of written notice from Tenant thereof no later than twelve (12) months prior to the Extended Expiration Date.

14.Brokers.  Tenant represents that Tenant has not dealt with any broker, agent or finder in connection with this Amendment other than Paradigm Properties (“the “Broker”), whose right to a commission shall be paid by Landlord pursuant to separate written agreement, and Tenant agrees to indemnify and hold Landlord harmless from all damages, judgments, liabilities and expenses (including reasonable attorneys’ fees) arising from any claims or demands of any broker, agent or finder other than the Broker with whom Tenant has dealt for any commission or fee alleged to be due in connection with its participation in the procurement of Tenant or the negotiation with Tenant of this Amendment.

15.Binding Effect.  This Amendment shall not be binding until executed and delivered by both Landlord and Tenant.

16.Electronic Counterparts.  This Amendment may be executed in any number of electronic (facsimile or PDF) counterparts, any one of which shall be an original, but all of which together shall be one and the same instrument.

17.Estoppel.  Tenant hereby represents, warrants and agrees that: to the best of Tenant's knowledge, (i) there exists no breach, default or event of default by Landlord under the Lease, or any event or condition which, with the giving of notice or passage of time or both, would constitute a breach, default or event of default by Landlord under the Lease; (ii) the Lease continues to be a legal, valid and binding agreement and obligation of Tenant; and (iii) Tenant has no current offset or defense to its performance or obligations under the Lease. Tenant hereby waives and releases all demands, charges, claims, accounts or causes of action of any nature against Landlord or Landlord's employees or agents, including without limitation, both known and unknown demands, charges, claims, accounts, and causes of action that have previously arisen out of or in connection with the Lease.

18.Exhibits.  Each Exhibit attached hereto is made a part hereof for all purposes.

19.No Representations.  Landlord and Landlord's agents have made no representations or promises, express or implied, in connection with this Amendment, except as expressly set forth herein, and Tenant has not relied on any representations except as expressly set forth herein.

20.OFAC.  Tenant represents and warrants to Landlord that (1) Tenant is not acting, directly or indirectly, for or on behalf of any person, group, entity, or nation named by any Executive Order or the United States Treasury Department as a terrorist, "Specially Designated National," "Blocked Person," or other banned or blocked person, entity, nation, or transaction pursuant to any law, order, rule, or regulation that is enforced or administered by the Office of Foreign Assets Control; and (2) Tenant is not engaged in this transaction, directly or indirectly on behalf of, or instigating or facilitating this transaction, directly or indirectly on behalf of, any such person, group, entity or nation.   Tenant agrees to defend, indemnify, and hold harmless Landlord from and against any and all claims, damages, losses, risks, liabilities, and expenses

(including reasonable attorney's fees and costs) arising or related to any breach of the foregoing representation and warranty.

21.Miscellaneous.  This Amendment sets forth the entire agreement with respect to the matters set forth herein.  There have been no additional oral or written representations or agreements.  As modified by this Amendment, the Lease is hereby ratified and confirmed, and shall remain in full force and effect.  In the event of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall control.  Headings used in this Amendment are for convenience only and shall not serve to limit, expand or otherwise alter the terms of this Amendment.

[remainder of page intentionally left blank; signature page follows]

Landlord and Tenant have executed this Fourth Amendment to Lease as of the date first above written.

LANDLORD:

GRE RIVERWORKS, LLC, a Delaware limited liability company

By:	/s/ Marija Tatic
Name:	Marija Tatic
Its:	Vice President

TENANT:

EYEPOINT PHARMACEUTICALS, INC., a Delaware corporation

By:	/s/ George Elston
Name:	George Elston
Its:	Chief Financial Officer

AMENDED EXHIBIT A

EXISTING premises

(Modified graphics)

Riverworks Level 2
480 Pleasant Street, Watertown MA
January 28, 2022
B-210
A

Amended A-1

(Modified graphics)

Suite B300
B 300
PROJECT NORTH
0'
32'
64'

Riverworks Level 3

480 Pleasant Street, Watertown MA

January 28 2022

Amended A-2

EXHIBIT A-2

SECOND EXPANSION PREMISES

(Modified)

StairElev.
C400
A100
RSF: 8,555
Stair
: Premises
PROJECT NORTH
0'
16'
32'

A-2-1

EXHIBIT B-1

WORKLETTER

1.	Acceptance of Premises. Except as set forth in this Exhibit, Tenant accepts the Existing Premises and Second Expansion Premises in their “AS-IS” “WHERE IS” condition on the Effective Date.
2.

Space Plans.  Landlord and Tenant have approved the space plan and scope notes depicting improvements to be installed in the Second Expansion Premises, which plans are attached hereto as Schedule I (the “Space Plans”).

3.	Working Drawings.

(a)Preparation and Delivery.  If additional drawings are necessary, as reasonably determined by Landlord, on or before the date which is twenty (20) days after the Effective Date, Landlord shall cause to be prepared final working drawings of all improvements to be installed in the Second Expansion Premises and deliver the same to Tenant for its review and approval (which approval shall not be unreasonably withheld, delayed or conditioned).

(b)Approval Process. Tenant shall notify Landlord whether it approves of the submitted working drawings within three (3) business days after Landlord’s submission thereof.  If Tenant disapproves of such working drawings, then Tenant shall notify Landlord thereof specifying in reasonable detail the reasons for such disapproval, in which case Landlord shall, within three (3) business days after such notice, revise such working drawings in accordance with Tenant’s objections and submit the revised working drawings to Tenant for its review and approval.  Tenant shall notify Landlord in writing whether it approves of the resubmitted working drawings within one (1) business day after its receipt thereof.  This process shall be repeated until the working drawings have been finally approved by Landlord and Tenant.  If Tenant fails to notify Landlord that it disapproves of the initial working drawings within three (3) business days (or, in the case of resubmitted working drawings, within one (1) business day) after the submission thereof, then Tenant shall be deemed to have approved the working drawings in question.  Any delay caused by Tenant’s unreasonable withholding of its consent or delay in giving its written approval as to such working drawings shall constitute a Tenant Delay Day (defined below).  If the working drawings are not fully approved (or deemed approved) by both Landlord and Tenant by the 20th business day after the delivery of the initial draft thereof, then each day after such time period that such working drawings are not fully approved (or deemed approved) by both Landlord and Tenant shall constitute a Tenant Delay Day.

4.

Landlord’s Approval; Performance of Expansion Work.  If any of Tenant’s proposed construction work will affect the Building’s structure or the Building’s systems and equipment, then the working drawings pertaining thereto must be approved by the Building’s engineer of record.  Landlord’s approval of such working drawings shall not be unreasonably withheld, provided that (a) they comply with all laws, (b) the improvements depicted thereon do not adversely affect (in the reasonable discretion of Landlord) the Building’s structure or the Building’s systems and equipment, the exterior appearance of the Building, or the appearance of the Common Areas, (c) such working drawings are sufficiently detailed to allow construction of the improvements in a good and workmanlike manner, and (d) the improvements depicted thereon conform to the rules and regulations promulgated from time to time by Landlord for the construction of tenant improvements.  As used herein, “Working Drawings” shall mean the final working drawings approved by Landlord, as amended from time to time by any approved changes thereto, and “Expansion Work”

B-1-1

shall mean all improvements to be constructed in the Second Expansion Premises in accordance with and as indicated on the Working Drawings, together with any work required by governmental authorities to be made to other areas of the Building as a result of the improvements indicated by the Working Drawings.  Landlord’s approval of the Working Drawings shall not be a representation or warranty of Landlord that such drawings are adequate for any use or comply with any law, but shall merely be the consent of Landlord thereto.  Tenant shall, at Landlord’s request, sign the Working Drawings to evidence its review and approval thereof.  After the Working Drawings have been approved, Landlord shall cause the Expansion Work to be performed in accordance with the Working Drawings.

5.

Change Orders.  Tenant may initiate changes in the Expansion Work.  Each such change must receive the prior written approval of Landlord, such approval not to be unreasonably withheld or delayed; however, (a) if such requested change would adversely affect (in the reasonable discretion of Landlord) (i) the Building’s structure or the Building’s systems and equipment (including the Building’s restrooms or mechanical rooms), (ii) the exterior appearance of the Building, or (iii) the appearance of the Common Areas or (b) if any such requested change might delay the Second Expansion Premises Commencement Date, Landlord may withhold its consent in its sole and absolute discretion.

6.

Definitions.   As used herein, a “Tenant Delay Day” shall mean each day of delay in the performance of the Expansion Work that occurs: (a) because of Tenant’s failure to timely deliver or approve any required documentation such as the Working Drawings, (b) because Tenant fails to timely furnish any material information or deliver or approve any required documents such as the Working Drawings (whether preliminary, interim revisions or final), pricing estimates, construction bids, and the like, (c) because of any change to the Working Drawings, (d) because Tenant fails to attend any meeting with Landlord, the Architect, any design professional, or any contractor, or their respective employees or representatives, as may be required or scheduled hereunder or otherwise necessary in connection with the preparation or completion of any construction documents, such as the Working Drawings, or in connection with the performance of the Expansion Work, (e) because of any specification by Tenant of materials or installations in addition to or other than Landlord’s standard finish-out materials, or (f) because Tenant, its agents, employees, or contractors otherwise delay completion of the Expansion Work.  As used herein “Substantial Completion,” “Substantially Completed,” and any derivations thereof mean the Expansion Work in the Second Expansion Premises is substantially completed (as reasonably determined by Landlord) in substantial accordance with the Working Drawings.  Substantial Completion shall have occurred even though minor details of construction, decoration, landscaping and mechanical adjustments remain to be completed by Landlord.

7.

Walk-Through; Punch-list.  When Landlord considers the Expansion Work in the Second Expansion Premises to be Substantially Completed, Landlord will notify Tenant and within three (3) business days thereafter, Landlord’s representative and Tenant’s representative shall conduct a walk-through of the Second Expansion Premises and identify any necessary touch-up work, repairs and minor completion items that are necessary for final completion of the Expansion Work.  Neither Landlord’s representative nor Tenant’s representative shall unreasonably withhold his or her agreement on punch-list items.  Landlord shall use reasonable efforts to cause the contractor performing the Expansion Work to complete all punch-list items within thirty (30) days after agreement thereon; however, Landlord shall not be obligated to engage overtime labor in order to complete such items.

8.	Costs. Landlord shall bear the entire cost of performing the Expansion Work depicted on the Space Plans attached hereto that were initially submitted to and approved by Landlord. Tenant shall pay

B-1-2

Landlord an amount equal to 100% of the estimated additional costs of any change to the Space Plans or the Working Drawings at the time of receipt of  applicable contractor invoice for such change and any remaining costs upon Substantial Completion of the Expansion Work.

9.

Construction Representatives.  Landlord’s and Tenant’s representatives for coordination of construction and approval of change orders will be as follows, provided that either party may change its representative upon written notice to the other:

Landlord’s Representative:	Paradigm Properties
Tenant’s Representative:	Michael Maciocio
VP, Operations
EyePoint Pharmaceuticals, Inc.
480 Pleasant Street, Suite B-300
Watertown, MA 02472
Telephone: 857-341-0924
Email: mmaciocio@eyepointpharma.com

(Added graphics)

PROGRAM LEGEND

	PLAN
OFFICE	12
WORKSTATION 6'x2'6"	56
COFFEE / KITCHEN	1
CONFERENCE	3
SUPPORT AREAS	
NIC	

NEW BOARD RM 371 SF
NEW OFFICE 126 SF
NEW OFFICE 144 SF
NEW OFFICE 116 SF
CONF. 233 SF
NEW CAFE 351 SF
NEW CONF. 203 SF
PH RM. 49 SF
PH RM. 45 SF
PH RM. 45 SF
NEW OFFICE 231 SF
NEW OFFICE 95 SF
NEW OFFICE 105 SF
NEW OFFICE 121 SF
NEW OFFICE 122 SF
OFFICE 110 SF
OFFICE 117 SF
OFFICE 101 SF
IT 95 SF
STOR. 57 SF
NEW OFFICE 88 SF
NEW COUNTER (DEMO ABOVE)
RELOCATE REFRIG. TO OTHER SIDE OF ROOM
2 SINKS
NEW OPEN ENTRY (NO DOORS)
DW
COFFEE COUNTER & CABINET BELOW W/ H2O LINE & POWER FOR FRIG. BELOW
EXPAND 3 OFFICES

NEW DOOR

EXISTING DOOR TO REMAIN

SIDELITE

NEW WALL

FIT PLAN GENERAL NOTES

1. NEW LED PENDANT LIGHTING
2. NEW CARPET TILE & LVT FLOORING
3. NEW PAINT & WALL BASE
4. UPDATE RESTROOMS — FINISHES SIM. TO LOBBY RESTROOMS
5. REMOVE ACOUSTICAL CEILING TILE IN NEW CAFE

PROJECT NORTH

0' 8' 16' 32'

EyePoint Suite C400 Fit Plan V4

Riverworks Watertown MA

11,999 RSF

January 14, 2021

REVISED 2/17/22

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